SCUDDER FUND, INC.

                          ARTICLES SUPPLEMENTARY TO THE
                            ARTICLES OF INCORPORATION

            SCUDDER FUND, INC., a Maryland corporation having its principal office in New York, New York (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on January 30, 1992, adopted a resolution reclassifying the entire 100,000,000 shares classified as the "Lazard Equity Fund," par value $.001 per share, all of which shares are currently unissued, as unissued and unclassified shares of the Capital Stock of the Corporation having the same rights as provided in ARTICLE V of the Corporation's Articles of Incorporation relating to the Capital Stock of the Corporation.

            SECOND: The aforesaid shares have been duly reclassified by the Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.

            IN WITNESS WHEREOF, on this 5th day of February 1992, SCUDDER FUND, INC. has caused these presents to be signed in its name and on its behalf by its Chairman who acknowledges these Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation
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and who verifies under penalties of perjury that to the best of his knowledge, information and belief, all matters and facts set forth herein are true in all material aspects.

                                               SCUDDER FUND, INC.


                                                By /s/ Karl A. Deavers
                                                   -------------------------
                                                   Karl A. Deavers,
                                                   Chairman


Attest:


/s/ Irene McC. Pelliconi
-------------------------
Irene Pelliconi, Secretary


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